May 27, 2005

Dr. Edwin Vogt Xybernaut GmbH Otto-Lilienthal-Str. 36 71034 Böblingen
Re: Termination of Consulting Agreement

Dear Mr. Vogt,

Recent reorganizations and changing needs within Xybernaut Corporation have reduced the necessity for some of the ongoing consulting services previously provided to the company.

Work Order #1 to the Consulting Agreement states:

This agreement will continue on a quarterly basis and may be terminated by either party provided that notification of such termination is made to the other party within 30 days of the end of the calendar quarter. If notification is not made within such time period, the agreement will be considered terminated at the end of the next calendar quarter.

Please consider this correspondence as formal notice of Xybernaut Corporation’s termination of your current consulting services agreement. Therefore, the termination of the Master Consulting Agreement and any related Work Orders is effective thirty (30) days of the date of this notice.

Sincerely,

/s/ Robert E. Henenlotter
Robert E. Henenlotter, Esq. In House Counsel